ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                     MATLOCK COMMUNICATIONS COMPANIES, INC.



     WE, THE UNDERSIGNED, pursuant to the Utah Business Corporation Act, hereby adopt the following Articles of Amendment as a revision of the Articles of Incorporation of Matlock Communications Companies, Inc.

                                    ARTICLE I

     The name of the Corporation is Matlock Communications Companies, Inc.


                                   ARTICLE II

     The duration of the Corporation is perpetual.

                                   ARTICLE III

     The following amendments to the Articles of Incorporation were approved by the shareholders:

     Article I of the Articles of Incorporation is proposed to be amended so that it will read in its entirety as follows:

                                    ARTICLE I

                                      NAME

     The name of this corporation is Persimmon Corporation.

                                   ARTICLE IV

                                 CAPITALIZATION

     The total  number of shares of all  classes  of  capital  stock  which this
Corporation shall have authority to issue is ONE HUNDRED TEN MILLION (110,000,000@ shares of par value stock; TEN MILLION (10,000,000) shares of $0.001 (One-Tenth Cent) par value to be preferred shares and ONE HUNDRED MILLION (100,000,000) shares of $0.015 par value be common shares. All or any part of the shares of the preferred or common stock may be issued by the Corporation from time to time and for such consideration as may be determined and fixed by the Board of Directors, as provided by law, with due regard to the interest of the existing shareholders; and when such consideration has been received by the Corporation, such shares shall be deemed fully paid and non-assessable.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Utah, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each such series shall include, but not be limited to, determination of the following:

          (a)The number of shares constituting that series and the distinctive designation of that series;

          (b)The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c)Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d)Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                                        2

          (e)Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series,and, if so, theterms and amount of such sinking fund;

          (g)The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (h) Any other relative  rights,  preferences  and  limitations of that
     series.   Article  XII  is  proposed  to  be  added  to  the   Articles  of
     Incorporation, such Article to read in its entirety as follows:

                                   ARTICLE XII

                       LIMITATION ON DIRECTORS' LIABILITY

               A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii-) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 16-10-44 of the Utah Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the Utah Business Corporation Act is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors,

                                        3

          then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the Utah Business Corporation Act, as so amended.

               Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IV

     The amendments set forth in Article III were adopted day 16, 1989.

                                    ARTICLE V

     The number of shares issued and outstanding and entitled to vote on said amendments on May 16, 1989 was 13,730,168.

                                   ARTICLE VI

     shares voted for the said amendments to Articles 1, IV and Xlll and 0 shares voted against said amendments.

     EXECUTED this 16th day of May, 1989 under penalty of perjury.

                                          MATLOCK COMMUNICATIONS COMPANIES, INC.


                                          By:
                                          /S/ Richard H. Nordlund, President



                                          By:
                                          /S/ Gregory Stuart, Secretary

                                        4